Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
February 13, 2014		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Reports Lower Sales and Earnings

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its second quarter results for the quarter ended December 31, 2013.

"We have developed new architecture for the software and firmware that supports our WiFi headphones and earbuds, during the last several months," Michael Koss said. "This new architecture will replace the old architecture that was being capitalized. As a result of these changes to the system architecture, we are taking an impairment charge for the remainder of the original software plus some tooling, inventory and related items to reflect this change," Michael Koss continued.

Koss highlighted the fact that the technology still represents a strategic opportunity for the Company despite the impairment charge of the old software and related tooling and inventory. The overall impairment expense was $4,535,747 with $2,308,752 for software related impairment, $1,759,710 for inventory related impairment and the remainder of $467,285 related to tooling and professional fees.

"The impairment charge is treated as a non-cash expense for the quarter," Koss continued.

Sales for the second quarter were $6,524,215 compared to $8,642,031 for the same three month period one year ago, a 24.5% decrease. The three month net loss was $3,452,841, compared to net income of $338,688 for the second quarter last year. Diluted loss per common share for the quarter was $0.47 compared with income per common share of $0.05 one year ago.

Sales for the six months ended December 31, 2013 trended down by 24.0% to $13,348,554 compared with $17,556,893 for the same six month period a year ago. Six month net loss was $3,373,439 compared to $704,841 of net income for the same six months last year. Diluted loss per common share was $0.46 compared with income per common share of $0.10 for the same six month period a year ago. The six months ended December 31, 2013 and 2012 included $596,545 and $1,195,071, respectively, of insurance proceeds and other recoveries exceeding the costs for legal fees related to previously reported unauthorized transactions.

"We have experienced continued low sales to certain of our European distributors as well as one OEM customer in Asia. The low demand in Europe appears to be due to weak economies and challenges of properly balancing inventories. In Asia, we believe that last year may have been an exceptionally good year for a headphone designed to be used with metal detectors," Michael J. Koss, President and CEO, told employees here today. "Although still down, the US market has fared better than Europe with sales of new products and additions of new retailers to help offset the declines at a couple mass retailers. The Fit Series continues

Exhibit 99.1

to gain placement and we are adding several new products that have just been introduced at the Consumer Electronics Show as well as other offerings that are scheduled to be launched later this year."

The Company incurred some start-up costs with its new production operations in Mexico. Koss began regular shipments of headphones from this facility in the quarter ended December 31, 2013 and will expand the operations over the remainder of the 2014 fiscal year. Start-up costs in Mexico were approximately $560,000 in the six months ended December 31, 2013. This net cost is expected to decrease over the remainder of fiscal year 2014 as production is increased.

Although the Company will pay a dividend of $0.06 cents per share on April 15, 2014, to shareholders of record on March 31, 2014, the Company warned that it will determine whether to declare and the amount of any future dividends on a quarter-by-quarter basis based upon its assessment of the Company’s financial condition and liquidity, improvement in sales as a whole and in particular in the export markets, an increased generation of cash from operations, and the Company’s earnings. Koss cautioned, "If we do not see an improvement in our net sales in the spring and early summer, we will likely need to either reduce or eliminate the quarterly dividend that would normally be scheduled to be paid for the period ending June 30, 2014. We will be closely monitoring sales in our export markets as well as sales contributions by our new products."

Koss Corporation markets a complete line of high-fidelity headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2013	2012	2013	2012
Net sales	$6,524,215	$8,642,031	$13,348,554	$17,556,893
Cost of goods sold	4,543,003	5,884,424	9,114,373	11,548,115
Impairment of capitalized software, inventory and related items	4,535,747	—	4,535,747	—
Gross profit (loss)	(2,554,535)	2,757,607	(301,566)	6,008,778
Operating expenses:
Selling, general and administrative expenses	2,745,044	3,003,488	5,570,849	6,022,239
Unauthorized transaction related costs and recoveries, net	112,171	(812,344)	(596,545)	(1,195,071)
Total operating expenses	2,857,215	2,191,144	4,974,304	4,827,168
Income (loss) from operations	(5,411,750)	566,463	(5,275,870)	1,181,610
Other income (expense):
Interest income	—	—	—	10
Interest expense	(8,193)	(27,206)	(15,799)	(56,515)
Total other expense, net	(8,193)	(27,206)	(15,799)	(56,505)
Income (loss) before income tax provision (benefit)	(5,419,943)	539,257	(5,291,669)	1,125,105
Income tax provision (benefit)	(1,967,102)	200,569	(1,918,230)	420,264
Net income (loss)	$(3,452,841)	$338,688	$(3,373,439)	$704,841
Income (loss) per common share:
Basic	$(0.47)	$0.05	$(0.46)	$0.10
Diluted	$(0.47)	$0.05	$(0.46)	$0.10
Dividends declared per common share	$0.06	$0.06	$0.12	$0.12

# # #